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                                   EXHIBIT 8.1

                    [Lindquist & Vennum P.L.L.P. Letterhead]


                                 April 18, 2002


       Dakota Pasta Growers Company
       One Pasta Avenue
       Carrington, North Dakota 58421

       Ladies and Gentlemen:


                We have acted as counsel to the corporate parties to the conversion of Dakota Growers Pasta Company, a North Dakota cooperative ("Company"), via a series of mergers into Dakota Pasta Restructuring, Company, Inc. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form S-4 Registration Statement dated February 1, 2002, and amended on March 19 and April 19, 2002, relating to the proposed conversion (the "Registration Statement").


                In connection with your request, we have examined executed copies of the Registration Statement and the merger agreements described therein, and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the "Transaction Documents"). Our opinion is based upon an examination of the Transaction Documents, representations of representatives of the Company and its affiliates as to relevant material facts, the Internal Revenue Code of 1986, as amended, Treasury Regulations (whether proposed, temporary, or final), judicial decisions, administrative rulings, and other applicable legal authorities. The statutory provisions, regulations, legal authorities, and interpretations on which our opinions are based are, of course, subject to change, and such changes could apply retroactively. In addition, there can be no assurance that the relevant tax authorities will not take a position contrary to those stated herein. In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct, the Transaction Documents have been or will be consummated according to their terms, and the factual representations of the Company and its affiliates are correct.

                Based on and subject to the foregoing, we are of the opinion that the statements set forth in the Registration Statement under the caption "Federal Income Tax Consequences," insofar as they purport to constitute summaries of the U.S. federal income tax law or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects. We hereby confirm and adopt the opinions expressly set forth under the caption "Federal Income Tax Consequences" in the Registration Statement.

We hereby consent to the reference to this opinion letter in the Registration Statement and the use of our name under the caption "Federal Income Tax Consequences" in the Registration Statement.

                                                 Very truly yours,


                                                 /s/ Lindquist & Vennum P.L.L.P.



                                                 LINDQUIST & VENNUM P.L.L.P.